Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                                                                                             Contact:                      David M. Findlay
                                                                                                                                                      Executive Vice President-
                                                                                                                                                      Administration and
                                                                                                                                                      Chief Financial Officer
                                                                                                                                                       (574) 267-9197
                                                           david.findlay@lakecitybank.com

LAKELAND REPORTS RECORD NET INCOME

FOR THIRD CONSECUTIVE QUARTER

Warsaw, Indiana (April 26, 2010) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record net income of $6.0 million for the first quarter of 2010.  This record net income performance represents a 56% increase over $3.9 million for the first quarter of 2009.  Diluted net income per share for the quarter was $0.32 versus $0.29 for the comparable period of 2009.  On a linked quarter basis, net income increased 12% compared to net income of $5.4 million, or $0.32 per diluted share, for the fourth quarter of 2009.

Michael L. Kubacki, Chairman, President and Chief Executive Officer, commented, “For three successive quarters, we have reported record quarterly net income.  During the same time period, we have further strengthened our balance sheet and continued our client-driven expansion in Indiana.  Overall, we’re extremely pleased that the Lake City Bank Team has produced growing, quality earnings in a very challenging environment.”

Kubacki continued, “As we recently recognized the one year anniversary of the Company’s receipt of U.S. Treasury Capital Purchase Program funds, we look back on our performance with pride.  One of the primary objectives of the program was to promote continued lending by the banking industry.  Since year-end 2008, the quarter which preceded our Capital Purchase Program funding, we have increased total loans by $178 million, or 10%.  We believe that the Bank has an important role in contributing to the economic recovery in our Indiana markets and this robust loan growth demonstrates our commitment to this responsibility.”

“During the same 15 month time period, our balance sheet has been strengthened considerably, led by our $58 million common stock offering in the fourth quarter of 2009.  Another indicator of balance sheet strength is the growth in our loan loss reserve, which increased by 93% from $18.9 million at year-end 2008 to $36.3 million at March 31, 2010.  We believe that we’ve got a balance sheet that is well structured relative to today’s economic environment and for future growth as well.”

The Company also announced that the Board of Directors approved a cash dividend for the first quarter of $0.155 per share, payable on May 5, 2010 to shareholders of record as of April 25, 2010.  Kubacki noted, “Our ongoing dividend payment is a reflection of both the strength of our earnings and our strong capital position.  We recognize that the dividend is an important component of value for our shareholders and we’re pleased that our record performance supports the ongoing dividend.”

Average total loans for the first quarter of 2010 were $2.01 billion versus $1.84 billion for the first quarter of 2009 and $1.96 billion for the linked fourth quarter of 2009.  The year-over-year average loan growth represented an increase of 9%, or $165 million.  On a linked quarter basis, average loans increased by $47 million versus the fourth quarter of 2009.  Total gross loans as of March 31, 2010 were $2.01 billion compared to $1.86 billion as of March 31, 2009, an increase of 8%.  Total gross loans at December 31, 2009 were $2.01 billion.

The Company’s net interest margin was 3.86% in the first quarter of 2010 versus 3.12% for the first quarter of 2009 and 3.74% in the linked fourth quarter of 2009.  This margin improvement, driven by declines in the Company’s cost of funds, contributed to an increase of 35% in the Company’s net interest income to $23.0 million in the first quarter of 2010 versus $17.0 million in the first quarter of 2009.  On a linked quarter basis, net interest income increased by 2% versus the fourth quarter of 2009.

“The expansion of our net interest margin over the past five quarters has contributed to our earnings growth.  As we consider today’s interest rate environment, we believe it is likely that our margin has reached a relative peak and may flatten or contract as we move forward.  Given our historical and expected loan growth, incremental funding costs will likely put some slight pressure on our margin performance,” observed Kubacki.

The Company’s provision for loan losses in the quarter of $5.5 million represented an increase of $1.0 million, or 22%, versus $4.5 million in the same period of 2009.  In the fourth quarter of 2009, the provision was $6.3 million.  The provision increase on a year-over-year basis was generally driven by the economic conditions in the Company’s markets and the related possible weaknesses in our borrowers’ future performance and prospects, as well as by continued loan growth.

The Company's non-interest income was $4.8 million in the first quarter of 2010 versus $5.6 million in the first quarter of 2009 and $5.4 million for the fourth quarter of 2009.  On a year-over-year basis, the decline of $723,000 was driven in large part by a change related to the processing of merchant credit card activities, which is reflected in merchant card fee income.   It declined $523,000 from $803,000 in the first quarter of 2009 to $280,000.  Beginning in the second quarter of 2009, the Company began converting clients to a new third-party processor for this activity.  As a result, only net revenues with the new processor are being recognized in merchant card fee income in non-interest income.

Several other factors affected non-interest income in 2010 versus 2009, including recognition of the non-cash other than temporary impairment of $171,000 on available-for-sale securities and a decrease in mortgage banking income of $269,000.  Overall, total revenue for the first quarter of 2010 increased 23% to $27.8 million versus $22.6 million for the comparable period of 2009.

The Company's non-interest expense increased only 2.8% to $13.0 million for the first quarter of 2010 compared to $12.7 million for the same period in 2009.  On a linked quarter basis, non-interest expense decreased 3.6% from $13.5 million in the fourth quarter of 2009.   On a year-over-year basis, salaries and employee benefits increased from $6.1 million in the first quarter of 2009 to $7.5 million in 2010.  This increase in the first quarter of 2010 was significantly driven by higher performance based compensation accruals, which resulted from a combination of strong performance versus corporate objectives in the first quarter of 2010 and lower performance versus these criteria in the first quarter of 2009.  The Company also experienced increased health insurance costs during the first quarter of 2010.  Further contributing to the increase were staff additions, primarily in revenue generating positions.  Credit card interchange expense decreased due to the change in processing merchant credit card activities.  In addition, other expense decreased by $470,000.  The Company's efficiency ratio for the first quarter of 2010 improved to 47% compared to 56% for the first quarter of 2009 and 49% for the fourth quarter of 2009.

For the three months ended March 31, 2010, Lakeland Financial’s tangible equity to tangible assets ratio was 8.74% compared to 6.18% for the first quarter of 2009 and 8.65% for the fourth quarter of 2009.  Equity was positively impacted by the sale of common stock during the fourth quarter of 2009, resulting in net proceeds to the Company of $57.9 million.  Average total capital to average assets for the quarter ended March 31, 2010 was 11.07% versus 7.27% for the first quarter of 2009 and 9.82% for the fourth quarter of 2009.  Average total deposits for the quarter ended March 31, 2010 were $1.93 billion versus $1.90 billion for the fourth quarter of 2009 and $1.91 billion for the first quarter of 2009.

Net charge-offs totaled $1.3 million in the first quarter of 2010, versus $2.0 million during the first quarter of 2009 and $3.0 million during the fourth quarter of 2009.  Lakeland Financial’s allowance for loan losses as of March 31, 2010 was $36.3 million, compared to $21.4 million as of March 31, 2009 and $32.1 million as of December 31, 2009.  The allowance for loan losses increased to 1.81% of total loans as of March 31, 2010 versus 1.15% at March 31, 2009 and 1.59% as of December 31, 2009.

Nonperforming assets were $33.0 million as of March 31, 2010 versus $31.6 million as of December 31, 2009.  The increase during the first quarter resulted primarily from the addition of two commercial credits involved in manufacturing.  The increase was partially offset by the receipt of a large paydown from another nonperforming loan.  The ratio of nonperforming assets to total assets was 1.26% on March 31, 2010 compared to 1.23% on December 31, 2009.  The allowance for loan losses represented 113% of nonperforming loans as of March 31, 2010 versus 104% at December 31, 2009 and March 31, 2009.

Kubacki emphasized, “While we are seeing some indicators of economic recovery in our Indiana markets, we believe that our borrowers will continue to experience challenges in the near term.  These economic recovery indicators are spotty, but encouraging.  Having said that, we have continued the growth in our loan loss reserve, which now stands at 1.81% of total loans, and provides coverage of 113% of total nonperforming loans.”

Lakeland Financial Corporation is a $2.6 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley.  The Company also has a Loan Production Office in Indianapolis, Indiana.

Lakeland Financial Corporation may be accessed on its home page at www.lakecitybank.com. The Company’s common stock is traded on the Nasdaq Global Select Market under “LKFN”. Market makers in Lakeland Financial Corporation common shares include Automated Trading Desk Financial Services, LLC, B-Trade Services, LLC, Citadel Securities, LLC, Citigroup Global Markets Holdings, Inc., Domestic Securities, Inc., E*TRADE Capital Markets LLC, FTN Financial Securities Corp., FTN Equity Capital Markets Corp., Goldman Sachs & Company, Howe Barnes Hoefer & Arnett, Inc., Keefe, Bruyette & Woods, Inc., Knight Equity Markets, L.P., Morgan Stanley & Co., Inc., Stifel Nicolaus & Company, Inc., Susquehanna Capital Group and UBS Securities LLC.

In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures.  Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding Lakeland Financial’s financial performance.  Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common stockholders’ equity” excluding intangible assets, net of deferred tax.  A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on form 10-K.

LAKELAND FINANCIAL CORPORATION
FIRST QUARTER 2010 FINANCIAL HIGHLIGHTS
(Unaudited – Dollars in thousands except share and per share data)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2010	2009	2009
END OF PERIOD BALANCES
Assets	$ 2,618,635	$ 2,571,505	$ 2,446,664
Deposits	2,031,152	1,851,125	1,956,787
Loans	2,011,443	2,012,010	1,864,387
Allowance for Loan Losses	36,332	32,073	21,418
Total Equity	286,633	280,083	209,066
Tangible Common Equity	228,543	222,023	151,018
AVERAGE BALANCES
Total Assets	$ 2,572,694	$ 2,534,584	$ 2,385,216
Earning Assets	2,445,158	2,416,796	2,255,684
Investments	413,987	410,969	389,237
Loans	2,009,808	1,962,840	1,844,571
Total Deposits	1,927,872	1,903,434	1,908,665
Interest Bearing Deposits	1,687,187	1,657,270	1,690,949
Interest Bearing Liabilities	2,031,015	2,022,418	1,975,098
Total Equity	284,784	248,839	173,371
INCOME STATEMENT DATA
Net Interest Income	$ 22,961	$ 22,466	$ 17,015
Net Interest Income-Fully Tax Equivalent	23,293	22,779	17,323
Provision for Loan Losses	5,526	6,250	4,516
Noninterest Income	4,847	5,373	5,570
Noninterest Expense	13,048	13,538	12,687
Net Income	6,021	5,382	3,870
Net Income Available to Common Shareholders	5,216	4,579	3,580
PER SHARE DATA
Basic Net Income Per Common Share	$ 0.32	$ 0.33	$ 0.29
Diluted Net Income Per Common Share	0.32	0.32	0.29
Cash Dividends Declared Per Common Share	0.155	0.155	0.155
Book Value Per Common Share (equity per share issued)	14.44	14.06	12.51
Market Value – High	19.18	22.24	23.87
Market Value – Low	17.00	16.35	14.14
Basic Weighted Average Common Shares Outstanding	16,091,626	14,142,414	12,401,498
Diluted Weighted Average Common Shares Outstanding	16,176,406	14,233,713	12,507,496
KEY RATIOS
Return on Average Assets	0.95%	0.84%	0.66%
Return on Average Total Equity	8.57	8.58	9.05
Efficiency (Noninterest Expense / Net Interest Income
plus Noninterest Income)	46.92	48.63	56.17
Average Equity to Average Assets	11.07	9.82	7.27
Net Interest Margin	3.86	3.74	3.12
Net Charge Offs to Average Loans	0.26	0.60	0.43
Loan Loss Reserve to Loans	1.81	1.59	1.15
Nonperforming Loans to Loans	1.60	1.53	1.11
Nonperforming Assets to Assets	1.26	1.23	0.88
Tier 1 Leverage	12.25	12.28	10.28
Tier 1 Risk-Based Capital	14.35	14.13	11.83
Total Capital	15.61	15.38	12.86
Tangible Capital	8.74	8.65	6.18
ASSET QUALITY
Loans Past Due 30 - 89 Days	$ 7,237	$ 1,972	$ 2,111
Loans Past Due 90 Days or More	1,069	190	680
Non-accrual Loans	31,209	30,518	20,009
Nonperforming Loans	32,278	30,708	20,689
Other Real Estate Owned	700	872	748
Other Nonperforming Assets	15	2	103
Total Nonperforming Assets	32,993	31,582	21,540
Impaired Loans	38,711	31,838	19,624
Total Watch List Loans	180,696	178,098	104,400
Net Charge Offs/(Recoveries)	1,267	2,956	1,958

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
As of March 31, 2010 and 2009
(in thousands, except share data)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and due from banks	$ 36,910	$ 48,964
Short-term investments	60,266	7,019
Total cash and cash equivalents	97,176	55,983

Securities available for sale (carried at fair value)	422,691	410,028
Real estate mortgage loans held for sale	1,153	1,521

Loans, net of allowance for loan losses of $36,332 and $32,073	1,975,111	1,979,937

Land, premises and equipment, net	29,262	29,576
Bank owned life insurance	36,922	36,639
Accrued income receivable	9,130	8,600
Goodwill	4,970	4,970
Other intangible assets	194	207
Other assets	42,026	44,044
Total assets	$ 2,618,635	$ 2,571,505

LIABILITIES AND EQUITY

LIABILITIES
Noninterest bearing deposits	$ 244,488	$ 259,415
Interest bearing deposits	1,786,664	1,591,710
Total deposits	2,031,152	1,851,125

Short-term borrowings
Federal funds purchased	0	9,600
Securities sold under agreements to repurchase	118,332	127,118
U.S. Treasury demand notes	2,754	2,333
Other short-term borrowings	90,000	215,000
Total short-term borrowings	211,086	354,051

Accrued expenses payable	15,640	14,040
Other liabilities	3,155	1,236
Long-term borrowings	40,041	40,042
Subordinated debentures	30,928	30,928
Total liabilities	2,332,002	2,291,422

EQUITY
Cumulative perpetual preferred stock: 1,000,000 shares authorized, no par value, $56,044 liquidation value
56,044 shares issued and outstanding as of March 31, 2010 and December 31, 2009	54,199	54,095
Common stock: 90,000,000 shares authorized, no par value
16,099,561 shares issued and 15,993,041 outstanding as of March 31, 2010
16,078,461 shares issued and 15,977,352 outstanding as of December 31, 2009	84,623	83,487
Retained earnings	152,668	149,945
Accumulated other comprehensive loss	(3,311)	(5,993)
Treasury stock, at cost (2010 - 106,520 shares, 2009 - 101,109 shares)	(1,635)	(1,540)
Total stockholders' equity	286,544	279,994

Noncontrolling interest	89	89
Total equity	286,633	280,083
Total liabilities and equity	$ 2,618,635	$ 2,571,505

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended March 31, 2010 and 2009
(in thousands except for share and per share data)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
NET INTEREST INCOME
Interest and fees on loans
Taxable	$ 25,350	$ 22,789
Tax exempt	19	70
Interest and dividends on securities
Taxable	4,228	4,463
Tax exempt	645	603
Interest on short-term investments	14	16
Total interest income	30,256	27,941

Interest on deposits	6,515	9,755
Interest on borrowings
Short-term	249	308
Long-term	531	863
Total interest expense	7,295	10,926
NET INTEREST INCOME	22,961	17,015
Provision for loan losses	5,526	4,516
NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	17,435	12,499

NONINTEREST INCOME
Wealth advisory fees	792	739
Investment brokerage fees	545	458
Service charges on deposit accounts	1,858	1,910
Loan, insurance and service fees	920	784
Merchant card fee income	280	803
Other income	532	516
Mortgage banking income	91	360
Impairment on available-for-sale securities (includes total losses of $3,084,
net of $2,687 recognized in other comprehensive income, pre-tax)	(171)	0
Total noninterest income	4,847	5,570
NONINTEREST EXPENSE
Salaries and employee benefits	7,511	6,100
Occupancy expense	789	921
Equipment costs	529	500
Data processing fees and supplies	966	979
Credit card interchange	64	528
Other expense	3,189	3,659
Total noninterest expense	13,048	12,687

INCOME BEFORE INCOME TAX EXPENSE	9,234	5,382
Income tax expense	3,213	1,512
NET INCOME	$ 6,021	$ 3,870
Dividends and accretion of discount on preferred stock	805	290
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$ 5,216	$ 3,580
BASIC WEIGHTED AVERAGE COMMON SHARES	16,091,626	12,401,498
BASIC EARNINGS PER COMMON SHARE	$ 0.32	$ 0.29
DILUTED WEIGHTED AVERAGE COMMON SHARES	16,176,406	12,507,496
DILUTED EARNINGS PER COMMON SHARE	$ 0.32	$ 0.29

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
FIRST QUARTER 2010
(unaudited in thousands)

	March 31,		December 31,		March 31,
	2010		2009		2009
Commercial and industrial loans	$ 708,576	35.2%	$ 693,579	34.5%	$ 665,759	35.7%
Commercial real estate - owner occupied	346,576	17.2	348,812	17.3	337,057	18.1
Commercial real estate - nonowner occupied	251,114	12.5	257,374	12.8	219,140	11.8
Commercial real estate - multifamily loans	25,324	1.2	26,558	1.3	25,477	1.4
Commercial real estate construction loans	190,874	9.5	166,959	8.3	132,991	7.1
Agri-business and agricultural loans	175,269	8.7	206,252	10.2	177,988	9.5
Residential real estate mortgage loans	93,770	4.7	95,211	4.7	104,719	5.6
Home equity loans	165,244	8.2	161,594	8.0	146,350	7.8
Installment loans and other consumer loans	56,165	2.8	57,478	2.9	55,202	3.0
Subtotal	2,012,912	100.0%	2,013,817	100.0%	1,864,683	100.0%
Less: Allowance for loan losses	(36,332)		(32,073)		(21,418)
Net deferred loan (fees)/costs	(1,469)		(1,807)		(296)
Loans, net	$ 1,975,111		$ 1,979,937		$ 1,842,969